UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

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|_|  Preliminary Proxy Statement
|_|  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss.240.14a-12

                                ITEX CORPORATION
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                                ITEX CORPORATION
                                3400 COTTAGE WAY
                              SACRAMENTO, CA 95825

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                      PROTECT THE VALUE OF YOUR INVESTMENT!

o SUPPORT YOUR BOARD'S SUCCESFUL EFFORTS TO REBUILD LONG-TERM SHAREHOLDER VALUE AT ITEX

o     DO NOT BE MISLED BY CASE'S EFFORTS TO SEIZE CONTROL OF YOUR COMPANY

o     PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY
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January 14, 2003

Dear Fellow ITEX Shareholders,

You should know that a dissident shareholder, operating through his self supported organization called CASE, is attempting to seize control of your company at the January 28, 2003 Annual Meeting. Your Board strongly believes that the dissident's efforts are not in the best interests of the shareholders.

We also believe that the additional expense and the distraction of the Board and management from executing its successful program to rebuild value for all ITEX shareholders caused by the dissident's proxy fight are not in the shareholders' best interests.

Support the continuing successful efforts by your Board and management to rebuild shareholder value by signing dating and returning the enclosed WHITE proxy card today.

                     OUR PLAN TO TURN ITEX AROUND IS WORKING

Starting in October 2001, your Board took incisive action to turn around the company. In addition to firing the then CEO and Chairman, Collins M. Christensen, the Board, working closely with management, developed a comprehensive restructuring plan.

                                    THE PLAN

      o Cut Overall Costs and Expenses by Firing the CEO and Reducing Staff, and Eliminating Unprofitable Operations and Conserve Cash by, Among Other Things, Accepting Stock in lieu of Director Fees.

      o     Retain Experienced, Senior Level Management.

      o Refocus on Core Operations and Expertise by Expanding and Supporting the ITEX Retail Trade Exchange.

      o     Strengthen the Independent Broker Network by Selling Broker
            Franchises.

      o     Review Director and Officer Compensation to Insure Reasonableness.

                                PROGRESS TO DATE

      o Costs and expenses reduced by 45% for the four quarters ended October 31, 2002, compared to the prior four quarters.

      o Litigation exposure substantially reduced through close monitoring by the Board.

      o Senior Management Retained. Spike Humer, former COO, elevated to CEO with primary responsibility for the restructuring, as well as day-to day operations. Mel Kerr, an executive with significant experience in turn-around and high growth companies, hired as the new COO.

      o New Broker Recruiting programs implemented; approximately 2800 new members enrolled; ITEX University launched; new marketing materials and sales collateral developed.

      o Franchise registration applications filed in all 50 states; three broker franchises sold to date.

                                 RESULTS TO DATE

Our restructuring plan has been a great success so far. The following chart shows the dramatic turn around in operating results since the Board's actions in October 2001

                                ITEX CORPORATION
                      Net Income (Loss) Q1 2001 to Q1 2003

   [The following table was depicted as a bar chart in the printed material.]

Q1 2001      Q2 2001     Q3 2001      Q4 2001     Q1 2002     Q2 2002      Q3 2002     Q4 2002     Q1 2003
 -522         -842        -870         -917        -725        -155          185         102         122

                                   THE FUTURE

Your Board and management are committed to continuing and expanding our restructuring plan's success. Among our plans for the future are:

o     Expand the ITEX U.S. Franchise Network.

o     Develop the ITEX Franchise Network in Canada and Mexico.

o Increase trade volume through continued increases in member base, the introduction of on-line auctions, the integration of members sales activities into ITEX hosted e-commerce websites, and the introduction of swipe card technology for on-line and retail purchase of ITEX member products.

o Develop strategic marketing alliances with NASE, NABL, NAWBO, SBBO and other organizations.

In contrast, CASE has not disclosed any plans to rebuild shareholder value at ITEX.

          CASE HAS NOT REVEALED ANY PLANS TO REBUILD SHAREHOLDER VALUE

 IF SHAREHOLDERS ALLOW CASE TO SEIZE CONTROL OF ITEX, ITS HAND PICKED NOMINEES
     COULD DIRECT ACTIONS THAT MAY NOT BE IN THE BEST INTERESTS OF ALL THE
                                  SHAREHOLDERS

Your Board is very concerned about the intentions behind CASE's efforts to seize control of ITEX. The dissidents have not provided any plan or strategy to rebuild shareholder value. Instead, CASE's only program consists of complaining about compensation paid to the Directors, while ignoring the extraordinary time and effort the Directors have devoted to rebuilding ITEX.

Don't let CASE mislead you with its assumptions and estimates of Director compensation, which among other errors, include trade dollars as cash compensation. Instead of $470,000 aggregate of cash and trade dollars estimated by CASE to have been paid to the Directors for the 22-month period from April 4, 2001 to the Annual Meeting, ITEX Directors will have received actual cash compensation in an aggregate amount of $282,498 for that period, or $32,596 per Director on an annualized basis.

If the shareholders allow CASE and its handpicked nominees to seize control of ITEX, they would be in a position to direct various actions, such as selling or spinning off assets or taking the company private. Such actions may not be in the best interests of all the shareholders and may be very difficult, if not impossible, for the shareholders to block.

Instead, the best way for shareholders to protect the value of their investment, in our opinion, is to allow the current Board to continue implementing its successful restructuring plan designed to rebuild shareholder value.

Your Board is committed to serving the best interests of all the shareholders. The turn around in operating results demonstrates the strength and value of that commitment. As a further demonstration of its commitment, the Board recently adopted a new policy on compensation for non-employee Directors.

Total annual compensation per Director, including committee fees (except for the Audit Committee), will be capped at $20,000, payable in cash or stock, valued at current market price.(1) The Audit Committee fees will not be subject to the cap due to the substantial increase in activities and responsibilities imposed by recent regulatory changes.

Please support your Board's efforts to rebuild long-term shareholder value and protect the value of your investment by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope today.

Very truly yours,


Jeffrey L. Elder
Chairman of the Board

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(1)   The Board has also amended the Company's bylaws to delete a provision with respect to loans to officers and directors which was inconsistent with applicable law and to delete provisions which would permit the division of the board into three classes with staggered terms.

                            SUPPLEMENTAL INFORMATION

The cost of soliciting proxies (including fees for attorneys, accountants, solicitors, printing and mailing, transportation and other costs) will be borne by the Company. The Company has retained Innisfree M&A Incorporated as its proxy solicitor in connection with the proxy contest. Pursuant to the Company's agreement with Innisfree, they will provide various proxy advisory and solicitation services for the Company for a fee not to exceed $25,000, plus reasonable out-of-pocket expenses. It is expected Innisfree will use approximately 20 persons in such solicitation. To date, ITEX has incurred costs incidental to the contested solicitation of approximately $25,000, and estimates that total costs will not exceed $73,000 (exclusive of the amount of such costs represented by the amount ITEX would normally have expended for a solicitation for an election of directors in the absence of a contest).

ITEX is not, and was not within the past year, a party to any contracts, arrangements or understandings with any person with respect to any securities of ITEX, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

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  If you have any questions, or require any assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at

                                 1-888-750-5834
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

                       INFORMATION CONCERNING PARTICIPANTS

      The following are the directors and officers of the Company who may be considered participants ("Participants") in the solicitation of proxies on behalf of the Board of Directors of the Company: Jay Abraham, Dr. William Bronston, Daniela C. Calvitti, John L. Dethman, Jeffrey L. Elder, Lewis "Spike" Humer, Melvin P. Kerr.

      The principal occupation and business address of each -Participant is listed in the ITEX Corporation proxy statement ("Proxy Statement") dated December 6, 2002 previously mailed to all shareholder s entitled to vote at the Annual Meeting.

      The number of shares of Common Stock beneficially owned by each Participant as of November 11, 2002 is shown in the Proxy Statement.

      On January 9, 2003, the board of directors authorized amendments to the employment agreements in effect between ITEX and each of Lewis Humer, Chief Executive Officer, Melvin P. Kerr, Chief Operating Officer, and Daniela C. Calvitti, Chief Financial Officer. Each of these agreements contain change of control provisions which trigger early termination benefits and lump sum payments upon the occurrence of certain events, including a "change of control. The amendments provide that a "change of control," as defined in such agreements, will occur at such time as a majority of the directors of ITEX consists of individuals who were not nominated for election or re-election, or appointed by, the incumbent board of directors of ITEX or persons previously serving on a committee or sub-committee of the board of directors of ITEX.

      Except as disclosed in the Proxy Statement, or this Letter to Shareholders dated January 4, 2003, to the knowledge of the Company:

(i) None of the Participants owns of record any securities of the Company which are not also beneficially owned by them, nor do they beneficially own, directly, any securities of any parent or subsidiary of the Company, nor does any associate of any of them own, beneficially, directly or indirectly, any securities of the Company;

(ii) None of the Participants nor any associates of such persons has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since January 1, 2001 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party and in which the amount involved exceeds $60,000; and

(iii) None of the foregoing persons, during the past 10 years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

      None of the Participants has purchased or sold securities of the Company during the prior two years except as shown in the following table. The attached table reflects shares purchased or received as compensation:

  Date          Elder       Humer     Calvitti      Kerr        Dethman      Harris      Bronson       Abraham
-------------------------------------------------------------------------------------------------------------------
05/01/00                  100,000
12/15/00                  100,000
12/27/00                    2,550
12/28/00                    2,500      15,000
03/01/01        2,000
07/03/01        5,000
07/05/01        5,000
11/16/01       10,000                                            10,000       10,000      10,000        10,000
11/27/01       35,200
11/29/01       10,000
12/29/01                   40,300       9,500
01/17/02      105,000     100,000      62,500      100,000      105,000      105,000      85,000       105,000
02/28/02      150,000                                            60,000
03/06/02                    1,500
03/07/02        5,000
03/08/02       30,000
03/11/02       11,700
03/12/02                    1,120
03/20/02       10,000       5,000
03/21/02                    8,000
03/26/02                    8,468
06/01/02                    1,225
06/11/02                                            32,000
06/12/02                                            13,360
06/13/02                                             1,640
10/14/02                   21,943
10/29/02        2,000
10/30/02       36,000
12/23/02                    1,590
12/26/02                   16,549